UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2004

LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10689	13-2842791
(State or other	(Commission file number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

1441 Broadway, New York, New York, 10018
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On December 14, 2004, Liz Claiborne, Inc. and its subsidiaries (the “Company”) announced it would record a pre-tax restructuring charge of approximately $10 – 11 million in the fourth quarter of fiscal 2004. Substantially all of the restructuring charge is expected to be a cash charge. The Company projects that the majority of the charge will be paid, and all associated activities will be completed, in the first quarter of fiscal 2005. The charge is comprised of the following:

•	Approximately $6 – 7 million of the charge (the majority of which relates to employee severance costs) is associated with the restructuring of the Company’s European operations intended to centralize strategic decision-making and facilitate the management of a multi-brand platform in Europe, as well as the closure of the Company’s Mexx Europe catalog business.
•	Approximately $4 million of the charge is attributable to employee severance costs associated with the closure of the Company’s Secaucus, New Jersey distribution center. Products currently distributed through the Secaucus facility will be distributed through existing facilities and a new facility in Allentown, Pennsylvania. This change is expected to result in reduced operating costs.

ITEM 8.01. OTHER EVENTS.

On December 14, 2004, the Company announced it would record a pre-tax gain of approximately $12 million associated with the sale of all 1.5 million shares of stock previously held in Kenneth Cole Productions, Inc.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 14, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.

Dated: December 17, 2004	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Vice President, Deputy General Counsel and Secretary

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated December 14, 2004.